Exhibit 99

Contacts

Pelican Financial, Inc: Howard Nathan - P:734 662-9733

Marcotte Financial Relations: Mike Marcotte - P:248 656-3873

Pelican Financial, Inc. Proposes
Mortgage Company Spin-off	For Immediate Release

ANN ARBOR, Mich., July 24, 2003 — The Board of Directors of Pelican Financial, Inc. (AMEX:PFI) will seek regulatory approval to divide its mortgage company and retail bank into separate, publicly traded entities, Charles C. Huffman, Chairman of the Board, announced today.

Pelican Financial, Inc. (PFI) is the holding company for Washtenaw Mortgage Company, Ann Arbor, Michigan; and Pelican National Bank, Naples, Florida. Founded in 1981, Washtenaw Mortgage Company is a leading wholesale mortgage banker operating through a network of some 1,500+ mortgage brokers in 40 states. Pelican National Bank, founded in 1997, is a full service community bank with branches in Naples, San Carlos and Fort Myers, Florida. PFI’s reported assets at June 30, 2003 were $505 million, with the bank accounting for $233 million, or 46% of the total, and the mortgage company accounting for $273 million or 54%.

The Board’s proposal calls for Pelican Financial, Inc. to continue as the bank-holding company for Pelican National Bank, and Washtenaw Mortgage Company to be spun-off as a wholly owned subsidiary of a newly formed separate public company, The Washtenaw Group, Inc., trading under a new symbol. It is expected that PFI stockholders will receive identical holdings in the mortgage company.  Neither management nor significant operational changes are anticipated as a result of the proposal.

“Both Pelican National Bank and Washtenaw Mortgage Company are strong, profitable, well-capitalized companies. Both companies have talented management teams and bright prospects for continued growth and profitability.

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Pelican Financial, Inc.
Subsidiary Spin-off

However, it would appear that the capital markets using traditional valuation techniques will place a higher value on the bank and mortgage company as separate companies than as one diversified financial organization, thus enhancing the ability to raise capital to expand operations of each company separately.  In addition, we are now hampered by recent changes in bank regulations and new FASB accounting practices, which limit the synergy we had originally envisioned between the two companies.  It should be noted, also, that the recent growth at Washtenaw Mortgage has eclipsed the ability of Pelican National Bank to support the mortgage company’s operations, as anticipated. As a consequence, we feel that shareholder value will increase as a result of the proposed spin-off.”

The deal is expected to be completed once regulatory approval has been received.

Safe Harbor Provision. This news release contains forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Among these risks are: regulators’ discretionary authority when considering such applications or proposals, shareholders’ approval, regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage-interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission, available free via EDGAR. The Company assumes no obligation to update forward-looking statements.

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